Exhibit 10.3

FORM OF SEVERANCE AGREEMENT FOR EXECUTIVE VICE PRESIDENTS

This Severance Agreement is effective this                  day of October, 2008, by and between                         , (“Employee”) and Family Dollar Stores, Inc., and its successors, subsidiaries and affiliated companies (collectively, the “Company”).

1.             Recitals.  Employee and the Company recite the following:

A.            Employee is employed by the Company in a position of senior leadership.

B.            The Company desires to obtain the agreement of Employee to certain restrictive covenants and other provisions as set forth herein in exchange for Employee’s receipt of good and valuable consideration to which Employee was not previously entitled, including without limitation: (i) the Company’s agreement to provide certain severance payments as described herein, (ii) an increase in Employee’s rate of base salary effective as of September 7, 2008, (iii) an award opportunity under the Company’s Incentive Bonus Plan for the fiscal year beginning August 31, 2008, (iv) an award of Performance Share Rights under the 2006 Incentive Plan for the 3-year performance period commencing August 31, 2008, and (v) an award of stock options under the 2006 Incentive Plan with a grant date of October 7, 2008.

C.            Notwithstanding any provision of this Severance Agreement, the Company and Employee agree that Employee’s employment with the Company is “at will” and may be terminated at any time with or without “Cause” without any liability or obligation of the Company except as expressly set forth herein.

2.             Definitions.  When used in this Severance Agreement the following terms and provisions shall have the meanings set forth herein:

A.            “Cause” –  (i) At any time after a Change in Control, Cause means any of the following acts by Employee, as determined by the Compensation Committee of the Board of Directors of the Company:  (a) gross neglect of duty, (b) prolonged absence from duty without the consent of the Company, (c) intentionally engaging in any activity that is in conflict with or adverse to the business, reputation or other interests of the Company, or (d) willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. The determination of the Compensation Committee as to the existence of “Cause” shall be conclusive on Employee and the Company.

(ii) At any time prior to a Change in Control, Cause means any of the following: (a) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, (b) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Company records, (c) improper disclosure of the Company’s confidential or proprietary information, (d) Employee’s failure to comply with reasonable written directives of the Chairman of the Board or the Board of Directors of the Company, (e) a course of conduct amounting to gross incompetence, (f) chronic and unexcused absenteeism, or (g) misconduct in connection with the performance of any of Employee’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, misrepresentation to the Company, or any violation of law or regulations on Company premises or to which the Company is subject.

B.            “Change in Control” – Change in Control shall have the meaning set forth in Section 2.1(f) of the 2006 Incentive Plan; provided, however, that to the extent applicable under Section 409A of the Code, for purposes of paying certain severance payments within 24 months after a Change in Control under Paragraph 4 below, Change in Control shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code.

C.            “Code” – Code means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations.

D.            “Company’s Business” – The Company’s Business means the operation of multi-merchandise retail stores, the majority of which stores each have 25,000 square feet or less of total selling space, and that sell, or offer for sale, low-cost, basic merchandise for family and home needs, including perishable and non-perishable goods.

E.             “Competitive Position” – Competitive Position means any employment with or activity or service performed for a Competitor (whether as owner, member, manager, lender, partner, shareholder, member, consultant, agent, employee, co-venturer or otherwise) in which (i) Employee will use or could reasonably be expected to use any Confidential Company Information or Trade Secrets of the Company for the benefit of a Competitor in competition with the Company; or (ii) Employee will hold a position, have duties, or perform services for such Competitor that is or are the same as or substantially similar to Employee’s position with, duties for, or services actually performed for the Company during Employee’s employment with the Company.

F.             “Competitor” – Competitor means (i) any person or entity whose business is the same as or substantially similar to the Company’s Business; (ii) any person or entity who owns or operates multi-merchandise retail stores that each have 25,000 square feet, or less, of total selling space, and that sell, or offer for sale, merchandise that is the same as or substantially similar to merchandise sold or offered for sale by the Company; or (iii) any person or entity who plans to own or operate multi-merchandise retail stores that have 25,000 square feet, or less, of total selling space, and that will sell, or offer for sale, merchandise that is the same as or substantially similar to merchandise sold or offered for sale by the Company.

G.            “Confidential Company Information” – Confidential Company Information means, unless otherwise available to the public, (i) any and all information relating to the Company’s methods of operation, source of merchandise supply, organizational details, personnel information, marketing plans, business plans, strategic plans, forecasts, or financial information or data; (ii) any and all information relating to the Company’s real estate activities including, but not limited to, landlords, prospective landlords, and lease data; (iii) the specific terms of the Company’s agreements or arrangements with any officers, directors, employees, vendors, suppliers, or any other entity with which the Company may be affiliated from time to time, including, but not limited to, the value of any consideration provided or received by the Company or the expiration date of any such agreement or arrangement; and (iv) any and all information of a technical or proprietary nature developed by or acquired by the Company or made available to the Company and its employees by vendors, suppliers, contractors, or other employees of the Company, on a confidential basis, including, but not limited to, ideas, concepts, designs, specifications, prototypes, techniques, technical data or know-how, formulae, methods, research and development, and inventions, as such Confidential Company Information may exist from time to time and whether in electronic, print or other form and all copies, notes, or other reproductions thereof.

H.            “Disability” – Disability shall have the meaning set forth in Section 2.1(m) of the 2006 Incentive Plan.

I.              “Employee’s Termination Date” – Employee’s Termination Date means the date of Employee’s termination of employment with the Company, regardless of:  (i) the date, cause, or manner of such termination of employment; (ii) whether such termination is with or without Cause or is a result of Employee’s resignation; or (iii) whether the Company provides severance benefits to Employee under this Agreement.

J.             “Good Reason” shall mean any of the following acts by the Company, without the consent of the Employee (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee): (i) a reduction by the Company in the Employee’s base salary; (ii) a direct or indirect material reduction by the Company in the Employee’s aggregate annual and long-term incentive compensation opportunities, such as through a reduction in target or maximum award opportunities, a change in the performance goals or formulas for earning awards resulting in a material increase in the degree of difficulty of achieving target performance, or similar changes; (iii) a material reduction in the Employee’s position, duties and responsibilities, assignment to duties inconsistent with such position or material adverse change in reporting relationships, (iv) with respect to an Employee who is stationed at the Company’s headquarters in Charlotte, North Carolina, or in Matthews, North Carolina, the Company requiring the Employee, without his or her consent, to be based at any office or location more than 35 miles from the location at which the Employee was stationed immediately prior to a Change in Control, or (v) the continuing material breach by the Company of any employment agreement between the Employee and the Company after the expiration of any applicable period for cure.

K.            “Incentive Bonus Plan” – The annual cash incentive bonus plan established pursuant to the Guidelines for Annual Cash Bonus adopted under the 2006 Incentive Plan.

L.             “Restricted Territory” – Restricted Territory means any state in the United States of America, or any state in Mexico, in which (i) the Company is conducting the

Company’s Business on Employee’s Termination Date, or (ii) the Company is planning to conduct the Company’s Business on Employee’s Termination Date and Employee has knowledge, or should have knowledge, of such Company plans.

M.           “Target Bonus” – Target Bonus means Employee’s “target bonus” for the applicable fiscal year within the meaning of Section 4 of the Incentive Bonus Plan.

N.            “Trade Secret” – Trade Secret of the Company means any item of Confidential Company Information that constitutes a trade secret under the common law or statutory law of the State of North Carolina, namely N.C. Gen. Stat. §§ 66-152 et seq., but such definition of “Trade Secret” shall not alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

O.            “2006 Incentive Plan” – The Family Dollar Stores, Inc. 2006 Incentive Plan, as in effect from time to time.

3.             Severance Upon Termination without Cause Prior to a Change in Control – Subject to the provisions of Paragraphs 5 and 8 hereunder, in the event of Employee’s termination by the Company without Cause or due to Employee’s Disability or death, in each case prior to a Change in Control, the Company shall provide Employee with the following severance benefits:

(i)            The Company shall continue the payment of Employee’s base salary in effect on the date of such termination of employment for a period of twenty-four (24) months.  Such salary continuation payments shall be paid in a series of substantially equal installments in accordance with the regular payroll practices of the Company as in effect as of the date of termination over said period, commencing as soon as administratively practicable, but in no event more than sixty (60) days, following the Participant’s date of termination of employment (except as otherwise required by Paragraph 14).  Such salary continuation payments shall not be considered eligible compensation under any of the Company’s employee benefit plans.

(ii)           If Employee’s date of termination of employment is after the end of the Company’s fiscal year but prior to the payment date of any bonus under the Incentive Bonus Plan for such fiscal year, the Company shall pay Employee the portion of the Target Bonus earned by Employee for such fiscal year according to the terms of the Incentive Bonus Plan (i.e., based on the Company’s applicable performance level and, to the extent applicable, Employee’s performance rating for the fiscal year), without regard to any requirement in the Incentive Bonus Plan otherwise requiring Employee to remain employed through the bonus payment date.  In addition, Employee shall be eligible to receive a pro rated bonus under the Incentive Bonus Plan for the fiscal year of the Company in which such termination of employment occurs, without regard to any requirement in the Incentive Bonus Plan otherwise requiring Employee to remain employed through the bonus payment date, based on the number of completed weeks during the applicable fiscal year through the date of termination of employment and further based on the Company’s applicable performance level for the fiscal year and, if available and to the extent applicable, Employee’s performance rating for the fiscal year (or if no such performance rating is available, assuming a performance rating of “satisfactory” or its equivalent).  Any such payment shall be made to Employee at the same time the Company makes payments to other participants in the Incentive Bonus Plan.

(iii)          For the number of months set forth in clause (i) above after Employee’s date of termination of employment, but not to exceed 18 months, the Company shall continue to provide health insurance coverage and benefits to Employee and Employee’s dependents as if Employee’s employment had not been terminated, including but not limited to the provision of the Company’s Medical Expense Reimbursement Plan (the “MERP”). Any period during which health benefits are continued pursuant to this Paragraph shall be considered to be in satisfaction of the Company’s obligation to provide “continuation coverage” pursuant to Section 4980B of the Code, and the period of coverage required under said Section 4980B shall be reduced by the period during which health benefits were provided pursuant to this Paragraph.

Such payments and benefits provided by the Company to Employee as set forth in Paragraphs 3(i), (ii) and (iii) are herein called “Termination Compensation.”  Such Termination Compensation shall be reduced, in whole or in part, by: (x) all other salary, bonus, consulting fees or other compensation received by or payable to Employee for services rendered in any capacity to any third party during the period that such Termination Compensation is paid; (y) all disability or life insurance payments made pursuant to disability or life insurance policies provided by and paid for by the Company to Employee and which payments are received during the period that such Termination Compensation is paid; and (z) comparable health insurance coverage actually received by Employee for services rendered in any capacity to any third party during the period that such Termination Compensation is paid.  The Employee agrees to pursue reasonable, good faith efforts to obtain other employment in a position suitable to Employee’s background and experience. Moreover, Employee agrees to notify the Company within three business days of obtaining other employment during the time period in which Employee is receiving Termination Compensation.  Notwithstanding any of the foregoing, Employee’s Termination Compensation shall be subject to forfeiture as set forth below in Paragraph Five.

4.             Severance Payable in connection with a Change in Control –  In the event of a Change in Control and a termination of Employee’s employment within 24 months after such Change in Control either by the Company without Cause or by Employee for Good Reason, the Company shall provide Employee with the following severance benefits:

(i)            The Company shall pay to Employee in a lump sum in cash within 30 days after the date of such termination of employment an amount equal to the product of (x) twenty-four (24) months and (y) the sum of (A) Employee’s monthly base salary at the highest rate in effect during the period beginning immediately prior to the Change in Control through the date of Employee’s termination of employment and (B) the monthly equivalent of the average of the bonuses, if any, paid or payable to Employee under the Incentive Bonus Plan for each of the three (3) fiscal years preceding the fiscal year in which Employee’s termination of employment occurs (or such fewer number of fiscal years for which Employee was eligible to receive a bonus under the Incentive Bonus Plan).

(ii)           For the number of months represented by the multiple set forth in clause (i) (x) above after Employee’s date of termination of employment, but not to exceed 18 months, the Company shall continue to provide health insurance coverage and benefits to Employee and Employee’s dependents as if Employee’s employment had not been terminated, including but not limited to the provision of the Company’s Medical Expense Reimbursement Plan (the “MERP”). Any period during which health benefits are continued pursuant to this Paragraph shall be considered to be in satisfaction of the Company’s obligation to provide “continuation coverage” pursuant to Section 4980B of the Code, and the period of coverage required under said Section 4980B shall be reduced by the period during which health benefits were provided pursuant to this Paragraph.  Such health insurance coverage shall be subject to offset as provided in Paragraph 3 above for comparable coverage received by Employee from a third party during the continuation period.

The Employee’s right in connection with or following a Change in Control to receive a pro rata bonus under the Incentive Bonus Plan or any other incentive compensation program under the 2006 Incentive Plan shall be determined in accordance with the provisions of Section 15.7 of the 2006 Incentive Plan.

5.             Restrictive Covenants; Non-Disclosure Obligations; Forfeiture of Termination Compensation.  Employee and the Company understand and agree that the purpose of the provisions of this Paragraph 5 is to protect the legitimate business interests of the Company, especially within the multi-merchandise retail industry, in light of Employee’s leadership position with the Company and exposure and access to Confidential Company Information and Trade Secrets.  Employee and the Company further agree and understand that the multi-merchandise retail industry and the Company’s Business are national in scope and that the Company has plans to expand the Company’s Business internationally.  Employee acknowledges that the employment and post-employment restrictions set forth in this Paragraph 5 are therefore reasonable in that these restrictions are limited to the multi-merchandise retail industry and to the legitimate protection of the Company’s Business, and that they do not, and will not, unduly impair Employee’s ability to earn a living during or after Employee’s employment with the Company.  As a result of Employee’s educational background, prior work experience, and Employee’s employment and position with the Company, Employee possesses general skills and knowledge enabling Employee, if need be, to pursue profitable work in businesses not competitive with the Company’s Business.

Therefore, in consideration of good and valuable consideration to which Employee was not previously entitled, including, without limitation, as is set forth in Paragraph 1.B above, Employee agrees as follows:

A.            Covenant Not to Compete.

(i)            Employee agrees that during Employee’s employment with the Company and for the period of twelve (12) months immediately following Employee’s

Termination Date (such period not to include any period(s) of violation or period(s) of time required for litigation to enforce the provisions of this Paragraph 5.A(i)) (the “Restricted Period”), Employee shall not, without the prior written consent of the Company, directly or indirectly, accept, obtain, or hold a Competitive Position within the Restricted Territory with a Competitor.  Notwithstanding the foregoing, the provisions of this Paragraph 5.A(i) shall not apply from and after a Change in Control.

(ii)           Employee agrees that in the event Employee, without the Company’s prior written consent, directly or indirectly accepts, obtains, or holds a Competitive Position within the Restricted Territory with a Competitor during the period between the expiration date of the Restricted Period and the date of the Company’s final payment to Employee of any Termination Compensation under this Agreement (the “Concluding Compensation Period”), the Company shall be entitled to terminate any compensation, benefits, and/or remaining payments of the Termination Compensation otherwise payable to Employee under this Agreement and Employee forfeits such Termination Compensation.  Notwithstanding the foregoing, the provisions of this Paragraph 5.A(ii) shall not apply from and after a Change in Control.

(iii)          Notwithstanding the foregoing, Employee may, as a passive investor, own capital stock of a publicly held corporation, which is actively traded in the over-the-counter market or is listed and traded on a national securities exchange, which constitutes or is affiliated with a Competitor, so long as Employee’s ownership is not in excess of five percent (5%) of the total outstanding capital stock of the Competitor.

B.            Non-Solicitation of Company Employees.

(i)            Employee understands and agrees that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and may not be converted to Employee’s own use or benefit, or for the use or benefit of any other third party.  Accordingly, Employee hereby agrees that during Employee’s employment and during the Restricted Period, Employee shall not, without the Company’s prior written consent, directly or indirectly, (A) solicit or recruit for employment; hire; attempt to solicit or recruit for employment; attempt to hire; or accept as an employee, consultant, contractor, or otherwise, any Company employee, or (B) urge; encourage; induce; or attempt to urge, encourage, or induce, any Company employee to terminate his or her employment with Company; or (C) otherwise interfere with the Company’s relationship with any Company employee.  Notwithstanding the foregoing, the provisions of this Paragraph 5.B(i) shall not apply from and after a Change in Control.

(ii)           Employee agrees that in the event Employee, without the Company’s prior written consent, directly or indirectly, (A) solicits or recruits for employment; hires; attempts to solicit or recruit for employment; attempts to hire; or accepts as an employee, consultant, contractor, or otherwise, any Company employee, or (B) urges; encourages; induces; or attempts to urge, encourage, or induce, any Company employee to terminate his or her employment with Company; or (C) otherwise interferes with the Company’s relationship with any Company employee during the Concluding Compensation Period, the Company shall be entitled to terminate any compensation, benefits, and/or remaining payments of the Termination Compensation otherwise payable to Employee under this Agreement and Employee forfeits such Termination Compensation.  Notwithstanding the foregoing, the provisions of this Paragraph 5.B(ii) shall not apply from and after a Change in Control.

C.            Non-Disclosure of Confidential Company Information; Trade Secret Protections.  Employee recognizes and acknowledges that during the course of Employee’s employment, the Company has provided and will continue to provide Employee with exposure and access to Confidential Company Information and Trade Secrets of the Company, or confidential information belonging to other third parties who may have furnished such information to the Company under obligations of confidentiality.  Employee, therefore, agrees that during Employee’s employment with the Company and at all times after Employee’s Termination Date, Employee shall not disclose any such Confidential Company Information or Trade Secrets, or other information subject to an obligation of the Company to keep confidential, to any third party not employed by or otherwise expressly affiliated with the Company for any reason or purpose whatsoever, and shall not use such Confidential Company Information or Trade Secrets except on behalf of the Company.

D.            Employee Acknowledgement.  Employee acknowledges and agrees that (i) the restrictive covenants in this Paragraph 5 are reasonable in time, territory and scope, and in all other respects; (ii) should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement; and (iii) if any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities or definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be redefined, or a new enforceable term provided, such that the intent of the Company and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.  The restrictive covenants contained herein shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this restrictive covenant.  Any decision in one state or jurisdiction invalidating or holding unenforceable any provision of this Paragraph 5 shall not be binding in any other state or jurisdiction.

6.             Other Post-Termination Covenants.

A.            Employee agrees that Employee shall resign and does resign from all positions as an officer and director of the Company and from any other positions, with such resignations to be effective upon Employee’s Termination Date.

B.            Upon Employee’s Termination Date, Employee agrees not to make any statements to the Company’s employees, customers, vendors, or suppliers or to any public or media source, whether written or oral, regarding Employee’s employment or termination from the Company’s employment, except as may be approved in writing by an executive officer of the

Company in advance.  The Employee further agrees not to make any statement (including to any media source, or to the Company’s suppliers, customers or employees) or take any action that would disrupt, impair, embarrass, harm or affect adversely the Company or any of the employees, officers, directors, or customers of the Company or place the Company or such individuals in any negative light.

C.            Following Employee’s Termination Date, Employee covenants to render further advice and assistance to the Company as may be required from time to time, and to provide all information available to Employee on matters handled by and through Employee while employed by the Company or of which Employee has personal knowledge, and by making available to the Company at reasonable times and circumstances, upon request by the Company, information pertinent to its operations in Employee’s possession; and, to the extent that it is necessary, to cooperate with and assist the Company to conclude any matters that are pending and which may require Employee’s assistance; provided, that he shall be paid reasonable compensation by the Company in the event Employee is required to expend time in the performance of such services; and provided further, that Employee may perform such services in a manner that does not unreasonably interfere with other employment obtained by Employee.  The Employee shall be reimbursed for any expenses incurred by Employee in the performance of the covenants herein set forth in this Paragraph 6.C.

In addition, Employee agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, Employee’s assistance or cooperation is needed.  The Employee shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation.  In connection with such litigation or investigation, the Company shall attempt to accommodate Employee’s schedule, shall reimburse Employee (unless prohibited by law) for any actual loss of wages in connection therewith, shall provide Employee with reasonable notice in advance of the times in which Employee’s cooperation or assistance is needed, and shall reimburse Employee for any reasonable expenses incurred in connection with such matters.

7.             Delivery of Property upon Termination.  Upon Employee’s Termination Date, Employee shall, as soon as possible but no later than two (2) days from Employee’s Termination Date, surrender to the Company all Confidential Company Information and Trade Secrets in Employee’s possession and return to the Company all Company property in Employee’s possession or control, including but not limited to, all paper records and documents, computer disks and access cards and keys to any Company facilities.

8.             Enforcement of Restrictions in Paragraphs 5 and 6.  Because Employee’s services to the Company are special and unique and because Employee has been exposed to and has had access to Confidential Company Information and Trade Secrets, Employee and the Company agree that any breach or threatened breach of the provisions of Paragraphs 5.A(i), 5.B(i), 5.C, and 6 would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.  In the event of a breach or threatened breach of Paragraphs 5.A(i), 5.B(i), 5.C, or 6 of this Agreement, the Company or its successors or assigns may, in addition to any other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance; temporary, preliminary, and permanent injunctive relief; expedited discovery; or other equitable relief in order to enforce or prevent any violations of any such provisions (without posting a bond or other security).  The Company shall be specifically entitled to an injunction restraining Employee from disclosing any Confidential Company Information or Trade Secrets, and, further, from accepting or continuing any employment with or rendering any services, or continuing to render services, to any such third-party to whom any Confidential Company Information or Trade Secret has been disclosed or is threatened to be disclosed by Employee.

In addition to the foregoing and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Employee violates any provision of Paragraphs 5.A(i), 5.B(i), 5.C, and 6 of this Agreement: (i) any compensation, benefits and/or Termination Compensation then or thereafter due from the Company to Employee shall be terminated forthwith; (ii) the Company’s obligation to pay or provide and Employee’s right to receive such compensation, benefits and/or Termination Compensation shall terminate and be of no further force or effect; and (iii) upon demand by the Company, Employee shall repay to the Company any such compensation, benefits and/or Termination Compensation previously paid by the Company because of not being informed or aware of Employee’s violation of a provision of Paragraphs 5.A(i), 5.B(i), 5.C, or 6 of this Agreement; in each case without limiting or affecting Employee’s obligations under such Paragraphs 5.A(i), 5.B(i), 5.C, or 6 or the Company’s other rights and remedies available at law or in equity, and provided that at least $20,000 of such compensation, benefits and/or Termination Compensation shall be retained by Employee representing the consideration Employee received in exchange for Employee’s release and waiver of rights or claims under Paragraph 9 of this Agreement.

9.             Waiver and Release.  In consideration for the payments and benefits provided and to be provided hereunder, Employee agrees that Employee will, upon termination of employment and as a condition to the Company’s obligation to pay any severance benefits under this Agreement, deliver to the Company a fully executed release agreement substantially in a form then used by and agreeable to the Company and which shall fully and irrevocably release and discharge the Company, its directors, officers, and employees from any and all claims, charges, complaints, liabilities of any kind, known or unknown, owed to Employee.

10.           Special Provisions. This Agreement shall inure to the benefit of any successor to or assignee of the Company, and Employee specifically agrees on demand to execute any and all necessary documents in connection with the performance of this Agreement.  No waiver by either party of any breach by the other of any provision hereof shall be deemed to be a waiver of any later or other breach thereof or as a waiver of any such or other provision of this Agreement.  If any provision of this Agreement shall be declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement or of the remainder of this Agreement as a whole.

11.           Complete Agreement.  This Agreement sets forth all of the terms of the understanding between the parties with reference to the subject matter set forth herein and may not be waived, changed, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought. This Agreement revokes and supersedes all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral, between the parties, including without limitation the Employment Agreement between Employee and the Company dated                         .

12.           Choice of Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of North Carolina without regard to its choice of law or conflict of law principles.  Employee hereby expressly and irrevocably consents to the venue and jurisdiction of the United States District Court for the Western District of North Carolina, or any state court in Mecklenburg County, North Carolina.

13.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, if mailed by registered, certified or express mail, postage prepaid, or if delivered to a recognized courier service, addressed to Employee at the address shown on the Company’s records for tax reporting purposes or to the Company as follows (or in either case to such other address as one party shall give the other in the manner provided herein):

Family Dollar Stores, Inc.	Chairman of the Board
Post Office Box 1017
Charlotte, NC 28201-1017

With copy to:	General Counsel
Family Dollar Stores, Inc.
Post Office Box 1017
Charlotte, NC 28201-1017

14.           Compliance with Code Section 409A.  This Agreement is intended to comply with Code Section 409A, to the extent applicable.  Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent.  Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Code Section 409A.  In addition, in the event that Employee is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of termination of Employee’s employment), any payment or benefits hereunder that are nonqualified deferred compensation subject to the requirements of Section 409A of the Code shall be provided to Employee no earlier than six (6) months after the date of Employee’s “separation from service” within the meaning of Section 409A of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement all as of the day and year first above written.

FAMILY DOLLAR STORES, INC.

By:

Title:
Attest:

EMPLOYEE